SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name: Columbus Funds, Inc.

Address of Principal Business Office:

227 Washington Street

Columbus, Indiana 47202

Telephone number (including area code): (812) 372-6606

Name and Address of Agent for Service of Process:

David B. McKinney

227 Washington Street

Columbus, Indiana 47202

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:  YES      X       NO

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Columbus and State of Indiana on the 5th day of November, 2003.

COLUMBUS FUNDS, INC.

		By:	/s/ David B. Mckinney

David B. McKinney, President

Attest:	/s/ Mark M. Egan

Mark M. Egan, Secretary